EXHIBIT 99.1 NEWS RELEASE INVESTOR RELATIONS CONTACT: Deborah Wussler......... (480) 792-7373

MICROCHIP TECHNOLOGY APPOINTS
ESTHER JOHNSON TO ITS BOARD OF DIRECTORS

CHANDLER, Arizona – October 1, 2013 -- (NASDAQ:MCHP) – Microchip Technology Incorporated, a leading provider of microcontroller, mixed-signal, analog and Flash-IP solutions, announced the addition of Esther Johnson to its Board of Directors. Ms. Johnson is the former Vice President and General Manager of Carrier Electronics, a part of United Technology Corporation.
"Esther Johnson’s depth of knowledge and expertise gained by managing a multi-million dollar national manufacturer are valuable assets that we believe will be a great addition to Microchip's Board of Directors," said Steve Sanghi, Microchip’s Chairman of the Board, President and CEO. "Esther’s extensive experience and insight, and her knowledge of strategic planning, operations management and business development will complement the experience of our current directors. She will also bring the voice of the industrial customer to our board room. We are happy to welcome Esther as the newest member of the Microchip board."
During her 29-year career at Carrier, Ms. Johnson held a variety of management positions, including Vice President and General Manager, Director of Operations, and Global Supply Chain Manager. Ms. Johnson joins Microchip’s other independent Board members Matthew Chapman, L.B. Day, Albert Hugo-Martinez, and Wade Meyercord. Mr. Sanghi also serves on the Microchip Board.
Microchip Technology Incorporated is a leading provider of microcontroller, mixed-signal, analog and Flash-IP solutions, providing low-risk product development, lower total system cost and faster time to market for thousands of diverse customer applications worldwide. Headquartered in Chandler, Arizona, Microchip offers outstanding technical support along with dependable delivery and quality. For more information, visit the Microchip website at www.microchip.com.

The Microchip logo and name are registered trademarks of Microchip Technology Incorporated.
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